Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jeffrey N. Boyer
Chief Financial Officer and
Chief Administrative Officer
TUESDAY MORNING CORPORATION
972-934-7189

MEDIA:	Jonathan Morgan/Jennifer Sanders
PERRY STREET COMMUNICATIONS
214-965-9955

Tuesday Morning Corporation Appoints Melissa Phillips President and Chief Operating Officer

DALLAS, April 30, 2015 — Tuesday Morning Corporation (Nasdaq:TUES), a leading off-price retailer with over 750 stores across the United States specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced that Melissa Phillips, who currently serves as Executive Vice President and General Merchandise Manager, has been promoted to the newly-created position of President and Chief Operating Officer (COO), effective April 30, 2015. In this role, Ms. Phillips will be directly responsible for merchandising, store operations and marketing, and will report directly to Chief Executive Officer Michael Rouleau.

Mr. Rouleau stated, “Since joining Tuesday Morning last year, Melissa has reinvigorated the Company’s merchandising strategy by re-establishing first-rate vendor relationships and building a focused and aggressive buying team. Melissa’s proven leadership, commitment and industry expertise make her an ideal choice to lead our operations and serve as President for Tuesday Morning as we focus on our rebuilding efforts and beyond.”

Ms. Phillips added, “I have been honored to serve on Tuesday Morning’s leadership team this past year, and while we have made admirable progress, considerable work remains. Specifically, ensuring strong integration between our merchandising, marketing and store operating disciplines. I look forward to my new responsibilities and to working with all of my Tuesday Morning colleagues to build the Company for long-term success.”

About Melissa Phillips

Ms. Phillips has over 15 years of buying and retail experience with national and global retailers.  From 2009-2014, she served as General Manager for the Home Decorators Collection (“HDC”) at The Home Depot, one of the nation’s largest direct sellers of home décor.  In this capacity, Ms. Phillips had responsibility for overall operations of the HDC business including merchandising, marketing, finance, planning, stores and website. Ms. Phillips also led the integration of the HDC business after its acquisition by Home Depot, including developing a business model for a new HDC retail format and opening the first new concept store.

Prior to her experience at HDC, Ms. Phillips served as Senior Vice President for Smith & Hawken where she managed the merchandising and planning teams responsible for the store and website merchandising strategy. In addition to these areas, she was also responsible for the management of the licensed brand that included the design, product mix and brand standards for the Smith & Hawken brand in 1500 Target stores.

Ms. Phillips began her career at Wal-Mart stores in 1998, and during a nearly 10-year tenure assumed positions of increasing responsibility. This included Divisional Merchandise Manager for Outdoor Living, where she was responsible for a team of buyers managing a multi-billion dollar lawn and garden business. Earlier at Wal-Mart, she also served as a senior buyer in home textiles.

About Tuesday Morning

Tuesday Morning Corporation (NASDAQ: TUES) is a leading off-price retailer specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts. The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise — never seconds or irregulars — at prices well below those of department and specialty stores, catalogues and online retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 750 stores in 41 states. More information and a list of store locations may be found on our website at www.tuesdaymorning.com.

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